EXHIBIT (23)(B)

                        CONSENT OF KPMG PEAT MARWICK LLP

BOARD OF DIRECTORS
FIRST UNION CORPORATION

     We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Union Corporation of our report dated January 16, 1997, relating to the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the 1996 Annual Report to Stockholders which is incorporated by reference in the 1996 Form 10-K of First Union Corporation.

                                         KPMG PEAT MARWICK LLP

Charlotte, North Carolina
September 30, 1997